EXHIBIT 99

Investor Contact
Richard P. McCook, Executive Vice President,
Chief Financial Officer and Treasurer
(765) 359-2818
FOR IMMEDIATE RELEASE

RAYTECH CORPORATION ANNOUNCES NOTIFICATION OF LATE FILING OF FORM 10-Q FOR THE THIRD QUARTER, PRELIMINARY THRID QUARTER RESULTS AND FILING OF AMENDED FORM 10-Q FOR THE SECOND QUARTER

Crawfordsville, Indiana, November 16, 2005 - Raytech Corporation (NYSE: RAY) announced today it will be filing a notification of late filing relating to its quarterly report on Form 10-Q for the third quarter ended October 2, 2005. The Company will also be filing an Amended Form 10-Q for the second quarter ended July 3, 2005. The filings are being delayed to allow the Company to reflect the second quarter changes in their financial statements and to complete the overall review.

The second quarter Form 10-Q is being amended to restate the net loss for a $1.6 million, or $0.04 per share, non-cash reversal of a fresh start accounting reserve for potential IRS issues. The tax reserves, which were no longer necessary after the IRS settlement during the second quarter, were established as part of the fresh start accounting in 2001, when the Company emerged from Chapter 11 bankruptcy. During the second quarter the reversal of the reserve was treated as a reduction in the provision for income taxes and therefore reduced the reported net loss. The reversal should have been treated as a reduction of goodwill. Had the entry been reported properly the reported net loss would have been $5.0 million or $0.12 per share and $3.3 million or $0.08 per share for the 13 weeks and 26 weeks ended July 3, 2005, respectively. The third quarter Form 10-Q results for the 39 weeks ended October 2, 2005 will also reflect the adjustment for the non-cash $1.6 million tax reserve.

The Company estimates a net loss for the thirteen-week period ended October 2, 2005 of approximately $5.0-$6.0 million or $0.12-$0.14 loss per basic and fully diluted share compared to a net loss of $3.3 million or $0.08 per basic and fully diluted share for the same period in the prior year. For the thirty-nine-week period ended October 2, 2005 the Company estimates a net loss of $8.3-$9.2 million or $0.20-$0.22 loss per basic and fully diluted share compared to a net loss of $1.8 million or $0.04 per basic and fully diluted share for the same period in the prior year.

Net sales for the thirteen-week period ended October 2, 2005 of $54.9 million compares to $54.0 million for the same period in the prior year, an increase of $0.9 million or 1.8%. Net sales for the thirty-nine-week period ended October 2, 2005 of $178.9 million compares to $169.0 million for the same period in the prior year, an increase of $9.9 million or 5.9%.

The decrease in earnings is primarily due to the continued poor performance of the Domestic OEM segment, restructuring expenses recorded in 2005 and a $1.8 million impairment charge to write-down to net realizable value the carrying value of certain assets used in the Company’s steel stamping business. As part of its strategy to improve production and profitability in its Domestic OEM segment, the Company announced on October 4, 2005 that it plans to exit its steel stamping business and on November 1, 2005 that it plans to relocate its conventional automotive assembly operations to a more cost competitive location.

The Company anticipates filing the Form 10-Q for the third quarter ended October 2, 2005 by November 21, 2005 and the Amended Form 10-Q for the second quarter ended July 3, 2005 prior to the end of November 2005.

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Raytech Corporation is a worldwide manufacturer of wet and dry clutch, power transmission and brake systems as well as specialty engineered polymer matrix composite products and related services for vehicular applications, including automotive OEM, heavy duty on-and-off highway vehicles and aftermarket vehicular power transmission systems. Through two technology and research centers and five manufacturing operations worldwide, Raytech develops and delivers energy absorption, power transmission and custom-engineered components focusing on niche applications where its expertise and technological excellence provide a competitive edge.

Raytech Corporation, headquartered in Crawfordsville, Indiana, operates manufacturing facilities in the United States, Germany and China as well as technology and research centers in Indiana and Germany. The Company's operations are strategically situated in close proximity to major customers and within easy reach of geographical areas with demonstrated growth potential.

Raytech common stock is listed on the New York Stock Exchange and trades under the symbol "RAY." Company information may be accessed on our Internet website http://www.raytech.com.

From time to time, information provided by Raytech Corporation, statements made by its employees, or information included in its filings with the Securities and Exchange Commission may contain statements which are so-called “forward-looking statements” and not historical facts. Forward-looking statements can be identified by the use of words such as “believe,”“expect,”“intend,”“anticipate,”“in my opinion,” and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Raytech's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including (without limitation) product demand, pricing, market acceptance, litigation, risks in product and technology development, and other risk factors detailed from time to time in Raytech’s Securities and Exchange Commission reports (including its Forms 10-K and 10-Q).